UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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PHOTOMEDEX, INC.
(Name of Registrant as Specified In Its Charter)

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Below is a letter sent to PhotoMedex Stockholders on December 19, 2008:

Dear PhotoMedex Stockholders:

The dermatology market, in both disease management and aesthetics, continues to grow and provide a significant opportunity for PhotoMedex’s continued expansion.  We believe that your Company is achieving an excellent balance between these two sectors in our approach to the market.

PhotoMedex achieved major milestones in 2007, setting the stage for accelerated growth.  A successful reimbursement strategy brought us to the point where virtually all insurance companies in the United States are reimbursing patients for the XTRAC treatment for psoriasis.  This result fueled an increase in demand for our flagship product, the XTRAC laser system for the treatment of psoriasis and other skin disorders, and we expanded our sales force and added a clinical specialist program to enhance and enable further growth in XTRAC procedures.  Our ProCyte products experienced steady growth in 2007 and continue to grow both domestically and internationally, and our surgical products sales grew as well.  All of these factors led the Company to a 17% growth in revenues and a very solid 2007.  Entering 2008, we continued to execute our growth strategy in these sectors of the market with the expansion of the XTRAC into new dermatologist partner accounts in new territories, along with an expanded line of skincare products and transformed packaging to drive sales of our ProCyte brand skincare products.

Our Company’s strategic focus is now firmly in dermatology.  PhotoMedex’s growth in this targeted area led us to the divestiture of our non-core surgical services business, which we sold in the second quarter of 2008.  Exiting the surgical services business improved our margins as well as our overall growth rate. With our strengthened focus in dermatology, balanced between aesthetic procedures and disease management, the explosive recent growth in this sector offers exciting prospects.  In addition to the continued organic growth of each of our core businesses, we continue to look to expand the breadth of our business through opportunistic licensing and merger relationships which are complementary to our existing businesses. To that end, we recently announced the acquisition of Photo Therapeutics (“PTL”).  Photo Therapeutics is a global leader in dermatology devices utilizing light emitting diodes (“LED”), which have been clinically proven to be effective in both aesthetic skin treatments and skin disease management.  Our Scientific Advisory Board Chairman, Dr. R. Rox Anderson, has stated that he believes “… LED technology will be a large part of the future of photomedicine.”

We believe that the acquisition of Photo Therapeutics, when completed, will be quite synergistic and enhance our ability to improve our growth rate and company profitability:

First, it is our expectation that Photo Therapeutics’ U.S. sales effort will be significantly assisted by the PhotoMedex direct U.S. sales organization.

Second, we believe that Photo Therapeutics’ international distribution reach and established office in the U.K. will lead to further international expansion of PhotoMedex’s product lines.

And, third, we believe that Photo Therapeutics’ proven success in the dermatologist’s office with its professional line of OMNILUX products will now be leveraged through its creation of a new miniaturized line of LED technology-based products for home use.  Photo Therapeutics has very recently introduced two new home-use products: the “Clear U”, which is an acne treatment product; and the “New U”, which is a skin rejuvenation device.  These products can both be dispensed out of Dermatologists’ offices for at-home treatment, and they can be sold in the retail market as well.  Photo Therapeutics has recently established marketing and distribution relationships with N.V. Perricone MD and CVS/pharmacy for home-use sales of the products.

We believe that the acquisition will be accretive to PhotoMedex’ earnings in 2009 and that the new company will have a balance between recurring revenue from treatments and disposables, on the one hand, and device and capital equipment sales, on the other.  To finance the acquisition, PhotoMedex has obtained the commitment of an affiliate of Perseus, L.L.C. to make a significant convertible debt investment in the Company.  Perseus, L.L.C. is a merchant bank and private equity fund management company headquartered in Washington, D.C., with an office in New York and an affiliate office in Munich. Since its inception in 1995, Perseus has invested in numerous buyout and growth equity transactions in the United States, Canada and Western Europe.  Perseus manages seven investment funds with capital commitments totaling approximately 2 billion dollars.

We are extremely grateful for the continuing support of all of our customers, distributors, employees and stockholders worldwide.  We believe that the XTRAC is fast becoming a standard of care for mild-to-moderate psoriasis patients and that a fully-reimbursed market will reinforce that trend. On the aesthetic side, our skincare products continue to grow, and with the acquisition of Photo Therapeutics we envision additional combination products, cross-selling opportunities, and leveraging of distribution network capabilities, all of which we believe will combine to increase our company’s value in the near future.

Best regards,

December 17, 2008	/s/ Jeffrey F. O’Donnell
Jeffrey F. O’Donnell
President and Chief Executive Officer

This letter includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on managements’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
The forward-looking statements include statements about the future financial and operating results of Photo Therapeutics and PhotoMedex and the proposed acquisition of Photo Therapeutics by PhotoMedex (the “Proposed Acquisition”).

The following risks and factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risk that the Proposed Acquisition and the Proposed Financing will not be consummated; risk that Photo Therapeutics’ business may not be integrated successfully with that of PhotoMedex; that there will be substantial costs related to the Proposed Acquisition; risk of subsequent default and forced repayment under the convertible notes to be issued in the financing transaction in connection with the Proposed Acquisition (the “Proposed Financing”) if any breach occurs related to these convertible notes; failure to receive the stockholder approvals related to the Proposed Financing; risks relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on strategic partners, ability to obtain financing, competitive products and other risks identified in PhotoMedex’s filings with Securities and Exchange Commission (the “SEC”).  PhotoMedex is under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with seeking stockholder approval of the Proposed Financing, PhotoMedex has filed a definitive proxy statement with the SEC on December 17, 2008 and may file other relevant documents. PhotoMedex’s stockholders are urged to read the proxy statement (and any other relevant documents filed with the SEC when they become available), because they will contain important information about the Proposed Acquisition and the Proposed Financing. PhotoMedex mailed the definitive proxy statement to its stockholders, who may also obtain free copies of the proxy statement, as well as PhotoMedex’s other filings, without charge, at the SEC’s Web site (www.sec.gov) when they become available. Copies of the filings may also be obtained without charge from the Company by directing a request to: 147 Keystone Drive, Montgomeryville, Pennsylvania, 18936, Attention: General Counsel.

The Company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in respect of the Proposed Financing. Information regarding PhotoMedex’s directors and executive officers is available in the Company’s 2007 Annual Report on Form 10-K, filed with the SEC on March 17, 2008, as amended by the Company’s annual report on Form 10-K/A as filed with the SEC on May 8, 2008. Additional information regarding the interests of such potential participants has been included in the proxy statement and will be the other relevant documents filed with the SEC when they become available.